Exhibit 10.19

SEVENTH AMENDMENT

TO

PENSION PLAN FOR ELIGIBLE EMPLOYEES OF

SUBURBAN PROPANE L.P. AND SUBSIDIARIES

(as Amended and Restated Effective January 1, 2013)

In accordance with the authorization of Article XI of the Pension Plan for Eligible Employees of Suburban Propane L.P. and Subsidiaries, and pursuant to the Compliance Statement issued by the Internal Revenue Service on February 2, 2021, in response to an application filed under the Voluntary Correction Program of Revenue Procedure 2019-9, said Plan is amended, as set forth herein, effective as of January 1, 2016:

1.	Section 1.21 of the Plan is amended in its entirety to read as follows:

1.21Equivalent Actuarial Value or Actuarial Equivalent means:

(a)Unless otherwise specified, the equivalent value determined on the basis of the IRS Interest Rate and the IRS Mortality Table;

(b)For purposes of determining the amount payable as an annuity under Section 6.02(a)(ii) or (iii), the equivalent value based on an interest rate of 6.5% per annum and the 1994 GAR Mortality Table;

(c)For purposes of converting a Member’s Basic Account or Supplemental Account to a single life annuity, the equivalent value determined on the basis of the assumptions referenced in paragraph (a) above as in effect on the date for which such determination is made; and

(d)For purposes of determining any benefit adjustments required under Plan Sections 4.02(b), 4.06(a), and 6.05(a):

(1) Except as provided under subparagraph (d)(2), the equivalent value determined on the basis of the assumptions referenced in paragraph (a) above in effect as of the Member’s Normal Retirement Date, unless otherwise specified; and

(2) Mortality shall be taken into account with respect to any deferred payment period only to the extent that the survivor benefit payable in the event of the Member’s death during such period prior to the Annuity Starting Date is based on less than the full value of the benefit that would have been payable to the Member.

Except to the extent permitted by law, no amendment which alters the actuarial factors used to determine an Actuarial Equivalent amount payable in  an optional form of payment, as provided in Article VI, reduce the amount payable in such form with respect to the Accrued Benefit determined based upon the factors in effect immediately prior to the amendment.

2.	Section 4.02 of the Plan is amended in its entirety to read as follows:

4.02Late Retirement

(a)If a Member postpones retirement as provided in Section 4.01(a), such Member shall be retired from service with a late Retirement Benefit on the first day of the calendar month after the Committee receives the Member’s written application to retire, payable in the forms set forth in Article VI. A Member who has served a minimum of two years in a high-level executive or policy making position and who is entitled to a nonforfeitable, immediate, Employer-provided annual Retirement Benefit from any source which is at least equal to a single life annuity of $44,000 per year may be retired at the election of the Employer at any time on or after his Normal Retirement Date.

(b)The Retirement Benefit payable at a Member’s late retirement shall be a single life annuity for the Member with annual payments equal to the greatest of:

(1)the amount determined in accordance with Section 4.01 based on the Member's Benefit Service and Average Final Compensation as of his termination date, increased by an amount that is the Actuarial Equivalent of the monthly payments which would have been payable with respect to each month during the postponement period from the Member’s Normal Retirement Date to the Member’s late retirement date which is not a Suspendible Month, any such monthly payment amount determined as if the Member had retired as of the first day of the Plan Year during which the payment would have been made;

(2)the annual payment under a single life annuity for the Member that is the Actuarial Equivalent of the sum of the Member's Basic Account and Supplemental Account (if any) as of the Member’s late retirement date; and

(3)the amount that would have been the Member’s annual Retirement Benefit had payment commenced as a single life annuity on the Member’s Normal Retirement Date, as determined in accordance with paragraph (c) below, increased by an amount that is the Actuarial Equivalent of the payments which would have been payable under paragraph (c) during the postponement period from the Member’s Normal Retirement Date to the Member’s late retirement date.

(c)The amount that would have been the Member’s Retirement Benefit had payment commenced on the Member’s Normal Retirement Date is the sum of:

(1)The greater of: (i) the annual payment under a single life annuity for the Member commencing on the Member's Normal Retirement Date equal to the amount determined in accordance with Section 4.01, based on the Member's Benefit Service and Average Final Compensation determined as of the Member's Normal Retirement Date, and (ii) the annual payment under a single life annuity for the Member commencing on the Member's

Normal Retirement Date that is the Actuarial Equivalent of the Member's Basic Account as of the Member's Normal Retirement Date; plus

(2) The annual payment under a single life annuity for the Member commencing on the Member's Normal Retirement Date that is the Actuarial Equivalent of the Member's Supplemental Account, if any, as of the Member's Normal Retirement Date.

(d)In the event a Member's Retirement Benefit is required to commence under Section 6.05(b) while the Member is in active service, such required beginning date shall not be the Member's Annuity Starting Date for purposes of Article VI. As of each succeeding January 1 prior to the Member's actual late retirement date and as of his actual late retirement date, the Member's Retirement Benefit shall be recomputed as if each such date were his actual late retirement date, but shall be offset by the Equivalent Actuarial Value of the Retirement Benefit payments made to him during the preceding year. However, in no event will the Accrued Benefit used to determine the Retirement Benefit payable during a particular year to a Member be less than the Accrued Benefit used to determine the Retirement Benefit payable to him in the preceding year.

3.	Section 4.06(a)(2) of the Plan is amended in its entirety to read as follows:

(2)If the Member's Beneficiary is his spouse, such spouse shall be entitled to a single life annuity, payable monthly, calculated over the spouse's life expectancy as of the Annuity Starting Date, and based on the sum of (i) plus the greater of (ii) or (iii), as follows: (i) equals the Equivalent Actuarial Value of the Member's Supplemental Account, if any, (ii) equals the value of the Accrued Benefit to which such Member would have been entitled had he commenced to receive the 50% joint and survivorship annuity pursuant to Section 6.01(b) as of the first date that he could have commenced receipt of benefits or, if later, the Member’s date of death, and (iii) equals the Equivalent Actuarial Value of the sum of the Member's Basic Account and Supplemental Account, if any. In the case of a Member who dies prior to attaining age 70-1/2, such annuity may commence as of any date elected by the spouse after the date of death and prior to the date the Member would have attained age 70-1/2.

Notwithstanding anything herein to the contrary, if the spouse delays payment commencement beyond the date that would have been the Member’s Normal Retirement Date, the survivor benefit shall not be less than the survivor benefit otherwise payable as of the Member’s Normal Retirement Date, increased by the Equivalent Actuarial Value of the missed survivor payments during the postponement period from the Member’s Normal Retirement Date to the spouse’s payment date. Alternatively, the spouse, in lieu of any other benefits under the Plan to which the spouse otherwise would be entitled, may request a distribution of the Equivalent Actuarial Value of such annuity in a single sum amount as of the Annuity Starting Date elected. Such Annuity Starting Date may be any date elected by the spouse as Beneficiary after the Member's death occurs, but in no event later than the date the Member would have attained age 70-1/2.

4.	Last sentence in Section 5.06 of the Plan is amended in its entirety to read as follows:

Increases to a Member’s Accrued Benefit required under Code Section 411(b) due to commencement after Normal Retirement Age shall be reflected in the Account as additional interest credits, subject to any additional adjustment required pursuant to Section 4.02(b).

5.	Section 6.05(a) of the Plan is amended in its entirety to read as follows:

(a)Unless a Member elects otherwise provided in Article IV or this Article VI, payment of a Member's Retirement Benefit shall begin as soon as administratively practicable following the latest of (1) the Member's 65th birthday, (2) the tenth anniversary of the date on which he became a Member, or (3) the date he terminates service with the Employer, but not more than 60 days after the close of the Plan Year in which the latest of these events occurs. A Member shall be deemed to have elected to defer payment beyond the date prescribed in the preceding sentence, if (a) the Member has been notified in writing on or after he terminates service with the Employer and all Affiliated Employers of his right to commence payment as of his Normal Retirement Date (or late retirement pursuant to Section 4.02, if applicable), and (b) such Member fails to notify the Committee of his intent to commence payment as of such date in accordance with administrative procedures established by the Committee.

Notwithstanding the foregoing or any other provision of the Plan to the contrary, payment of a Member’s retirement benefit pursuant to this Article VI (including any Member who attained his or her Normal Retirement Date prior to January 1, 2016), shall commence on the Member's elected retirement date or, if earlier, his Required Beginning Date defined in Section 6.06(e)(4). Such benefit shall equal the amount determined in accordance with paragraphs (b) and (c) of Section 4.02, except that in applying the terms of the foregoing Plan provisions, the Member’s Annuity Starting Date (or Required Beginning Date, if earlier) shall be substituted for the Member’s late retirement date.

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Intending to be legally bound by the provisions of this Seventh Amendment to the Plan, as set forth herein, the duly authorized Members of the Benefits Administration Committee have signed it this 3rd day of May, 2021.

/s/ DANIEL S. BLOOMSTEIN

Daniel S. Bloomstein

/s/ STEVEN C. BOYD

Steven C. Boyd

/s/ A. DAVIN D’AMBROSIO

A. Davin D’Ambrosio

/s/ MICHAEL A. KUGLIN

Michael A. Kuglin

/s/ FRAN CLEFFI

Fran Cleffi